                                                                      EXHIBIT 19


Letter to Shareholders

Popular, Inc.'s net income for the third quarter ended September 30, 2001, increased 8% to $77.2 million, up from $71.3 million reported in the third quarter of 2000. Earnings per share were $0.55 for the third quarter, an increase of 8% over $0.51 earned in the same quarter of 2000. The Corporation reported a year-to-date net income of $229.0 million, up 14% from $200.6 million for the same period a year ago. For the first nine months of 2001, earnings per share were $1.63, an increase of 14% over $1.43 reported for the same period last year.

         The Corporation's performance resulted in a third quarter return on average assets (ROA) of 1.10% and a return on common equity (ROE) of 14.71%, compared with 1.04% and 15.24%, respectively, for the same period in 2000. ROA and ROE for the first nine months of 2001 were 1.11% and 15.10%, respectively, compared with 1.02% and 14.75%, respectively, for the same period last year.

         The Corporation's net interest income for the third quarter rose to $273.4 million, a 10% improvement over the third quarter of 2000. The net interest margin for the quarter, on a taxable equivalent basis, was 4.48%, compared with 4.16% a year earlier. The provision for loan losses for this quarter amounted to $55.3 million, compared with $49.7 million for the same quarter in 2000. Non-interest income, excluding securities, trading and derivatives transactions, increased to $123.5 million for the third quarter of 2001, a 3% improvement over the same period last year. For the quarter just ended, the Corporation had losses on derivatives of $8.1 million, resulting from changes in the fair value of interest-rate swaps. Third quarter operating expenses increased to $230.4 million or 5% over last year's third quarter.

         Total assets reached $28.5 billion at September 30, 2001, an increase of 5% over the year ago total of $27.2 billion. Total loans increased to $17.6 billion, up 9% from the same period in 2000. Deposits grew to $16.0 billion, an increase of $1.4 billion or 10% from September 30, 2000. Stockholders' equity at September 30, 2001, amounted to $2.3 billion compared with $1.8 billion at the same date in 2000.

         The Corporation's stock market value was $31.20 at the end of the quarter, compared with $27.06 at September 30, 2000. At the end of the third quarter of 2001, the Corporation had a market capitalization of $4.3 billion. Book value per share of common stock increased 26% to $16.14, compared with its value on September 30, 2000.


In a strategic move that will result in greater efficiency and enhanced customer service, in September 2001 the Corporation merged the auto financing division of Banco Popular de Puerto Rico with Popular Leasing, creating Popular Auto. The products of this subsidiary range from auto and marine conventional loans, car, equipment and company fleet leasing to daily, weekly or monthly car and truck rental - all under one umbrella. The subsidiary, which manages more than 75,000 accounts, consolidated its leadership in the auto financing industry in Puerto Rico.

         During this quarter, and reinforcing our initiatives in e-business, GM Group became the representative in Puerto Rico of Teradata, an NCR division, which offers analytical applications of data warehousing and customer relationship management. These applications, which operate with accumulated data gathered from the companies' operational systems, allow businesses to analyze information about clients and their buying habits as well as market trends and fluctuations, allowing companies to make better-informed decisions. E-management, in the spur of a technologically oriented society, presents a market with a vast potential for growth.


The unfortunate events of September 11, 2001, have deeply touched all of us. I would like to extend a special recognition to our co-workers in New York, who, with their actions during the crisis, have been steadfast proof of our institutional values. In solidarity, all our subsidiaries are active in fund-raising activities for the victims and their families. We are also participating in a joint effort of seven major banks in New York, offering emergency loans to small businesses.

         Shortly after the close of the third quarter, we commemorated 108 years of service. We have walked hand-in-hand with Puerto Rico throughout our history and in New York for more than 40 years. We have experienced times of prosperity and times of challenge. And each anniversary gives us the opportunity to reaffirm our commitment to service and to remember that our roots are grounded in our corporate values, among which is one that is fundamental for us: our Social Responsibility.

         The recent events significantly heightened uncertainty in a U.S. economy that was already weak. In light of the overall slow economy and as a move to prevent a prolonged recession, the Federal Reserve cut the federal funds and discount rates by 75 basis points during the quarter, to 2.5% and 2.0%, respectively. The financial consequences of the terrorist attacks and the uncertainty of the military campaigns clearly concern us. But we are optimistic and look forward to an economic recovery, as the Federal Reserve's interest rate reductions and Government spending and tax incentives should promote consumer spending and boost investors' confidence, helping stabilize the economy.

RICHARD L. CARRION
CHAIRMAN
PRESIDENT
CHIEF EXECUTIVE OFFICER

Financial Highlights

                                                  At September 30,                        Average for the nine months
BALANCE SHEET HIGHLIGHTS                 2001          2000          Change          2001             2000          Change
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands)
Money market investments              $   993,015  $    879,651   $   113,364    $     940,122    $   932,578    $     7,544
Investment and trading securities       8,316,660     8,520,136      (203,476)       8,310,532      7,945,071        365,461
Loans                                  17,632,274    16,237,687     1,394,587       16,800,193     15,674,947      1,125,246
Total assets                           28,530,426    27,230,263     1,300,163       27,594,261     26,240,525      1,353,736
Deposits                               16,000,236    14,557,878     1,442,358       15,316,240     14,447,585        868,655
Borrowings                              9,747,704    10,390,202      (642,498)       9,732,669      9,434,291        298,378
Stockholders' equity                    2,299,457     1,835,734       463,723        2,072,049      1,859,882        212,167
-----------------------------------------------------------------------------------------------------------------------------------
                                                           Third quarter                         Nine months
OPERATING HIGHLIGHTS                             2001          2000        Change       2001         2000       Change
-----------------------------------------------------------------------------------------------------------------------------------
(In thousands, except per share information)
Net interest income                            $273,420     $248,856     $24,564      $794,655    $737,012     $57,643
Provision for loan losses                        55,259       49,666       5,593       154,755     148,398       6,357
Fees and other income                           117,359      120,038      (2,679)      352,672     345,050       7,622
Other expenses, net of minority interest        258,304      247,936      10,368       764,274     733,060      31,214
Cumulative effect of accounting changes              --           --          --           686          --         686
Net income                                     $ 77,216     $ 71,292     $ 5,924      $228,984    $200,604     $28,380
Net income applicable to common stock          $ 75,129     $ 69,205     $ 5,924      $222,722    $194,342     $28,380
Earnings per common share                      $   0.55     $   0.51     $  0.04         $1.63    $   1.43     $  0.20
-----------------------------------------------------------------------------------------------------------------------------------
                                                          Third quarter                           Nine months
SELECTED STATISTICAL INFORMATION                       2001          2000                      2001        2000
-----------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK DATA
Market price
    High                                                $36.26      $27.06                    $36.26      $27.06
    Low                                                  27.42       19.63                     25.25       18.63
    End                                                  31.20       27.06                     31.20       27.06
Book value at period end                                 16.14       12.77                     16.14       12.77
Dividends declared                                        0.20        0.16                      0.56        0.48
Dividend payout ratio                                    36.26%      31.42%                    31.78%      33.54%
Price/earnings ratio                                     14.38x      14.24x                    14.38x      14.24x
-----------------------------------------------------------------------------------------------------------------------------------
PROFITABILITY RATIOS
Return on assets                                          1.10%       1.04%                     1.11%       1.02%
Return on common equity                                  14.71       15.24                     15.10       14.75
Net interest spread (taxable equivalent)                  3.80        3.33                      3.63        3.46
Net interest yield (taxable equivalent)                   4.48        4.16                      4.37        4.29
Effective tax rate                                       26.58       27.94                     26.53       25.45
Overhead ratio                                           41.33       40.26                     41.42       43.56
Efficiency ratio                                         58.04       61.27                     59.04       62.98
-----------------------------------------------------------------------------------------------------------------------------------
CAPITALIZATION RATIOS
Equity to assets                                          7.63%       6.99%                     7.51%       7.09%
Tangible equity to assets                                 6.74        5.99                      6.59        6.02
Equity to loans                                          12.22       11.69                     12.33       11.87
Internal capital generation                               9.01        9.95                      9.42        9.26
Tier I capital to risk-adjusted assets                   10.70       10.29                     10.70       10.29
Total capital to risk-adjusted assets                    12.68       12.33                     12.68       12.33
Leverage ratio                                            6.91        6.29                      6.91        6.29
-----------------------------------------------------------------------------------------------------------------------------------
CREDIT QUALITY RATIOS
Allowance for losses to loans                             1.85%       1.82%                     1.85%       1.82%
Allowance to non-performing assets                       74.88       85.85                     74.88       85.85
Allowance to non-performing loans                        80.27       91.57                     80.27       91.57
Non-performing assets to loans                            2.47        2.12                      2.47        2.12
Non-performing assets to total assets                     1.53        1.26                      1.53        1.26
Net charge-offs to average loans                          0.97        1.04                      0.95        1.10
Provision to net charge-offs                              1.31x       1.17x                     1.29x       1.15x
Net charge-offs earnings coverage                         3.80        3.49                      3.88        3.22

Additional Information
Board of Directors

  Richard L. Carrion, Chairman
  Antonio Luis Ferre, Vice Chairman **
  Juan A. Albors Hernandez *
  Jose A. Bechara Bravo *
  Juan J. Bermudez
  Francisco J. Carreras
  Jose B. Carrion Jr.
  David H. Chafey Jr.
  Maria Luisa Ferre *
  Hector R. Gonzalez
  Jorge A. Junquera **
  Guillermo L. Martinez *
  Manuel Morales Jr.
  Alberto M. Paracchini
  Francisco M. Rexach Jr.
  J. Adalberto Roig Jr. *
  Felix J. Serralles Nevares
  Jon E. Slater *
  Julio E. Vizcarrondo Jr.
   Samuel T. Cespedes, Secretary
    *  Director of Banco Popular de Puerto Rico only
    ** Director of Popular, Inc. only

Executive Officers

  Richard L. Carrion, Chairman of the Board,
   President and Chief Executive Officer
  David H. Chafey Jr., Senior Executive Vice President
  Jorge A. Junquera, Senior Executive Vice President
  Maria Isabel P. de Burckhart, Executive Vice President
  Roberto R. Herencia, Executive Vice President
  Larry B. Kesler, Executive Vice President
  Tere Loubriel, Executive Vice President
  Humberto Martin, Executive Vice President
  Brunilda Santos de Alvarez, Executive Vice President
  Emilio E. Pinero, Executive Vice President
  Carlos J. Vazquez, Executive Vice President

Shareholders' Information

  Shareholders' Assistance: Shareholders requiring a change of address, records or information about lost certificates, dividend checks or dividend reinvestment should contact:

     Banco Popular de Puerto Rico
     Popular Center Building - 4th Floor
     Trust Division (725)
     209 Munoz Rivera Ave.
     Hato Rey, Puerto Rico 00918

  Publications: For printed material (annual and quarterly reports, 10-K and 10-Q reports), contact Mr. Amilcar L. Jordan at the Comptroller's Division at (787) 765-9800 ext. 6101, or visit our web site at http://www. popularinc.com.

  Dividend Reinvestment Plan: The Corporation has a dividend reinvestment plan that provides the shareholder a simple, convenient and cost-effective way to acquire Popular, Inc. common stock.
  - Dividends can be automatically reinvested in additional shares at 95% of the Average Market Price.
  - Participants may make optional cash payments of at least $25 and not more than $10,000 per calendar month for investment in additional shares.
  -   No brokerage commissions are charged on purchases under this plan.
  - Participant's funds will be fully invested, because the plan permits fractions of shares to be credited to a participant's account.

If you would like more information on this plan, please contact our Trust Division at (787) 756-3908 or (787) 765-9800 exts. 5637, 5525 and 5897.

Consolidated Statements of Condition

                                                                                               September 30,
In thousands                                                                          2001                       2000
-------------------------------------------------------------------------------------------------------------------------
ASSETS
   Cash and due from banks                                                       $    617,012                $    573,396
-------------------------------------------------------------------------------------------------------------------------
   Money market investments:
    Federal funds sold and securities purchased
      under agreements to resell                                                      988,262                     868,513
    Time deposits with other banks                                                      4,343                      10,638
    Bankers' acceptances                                                                  410                         500
-------------------------------------------------------------------------------------------------------------------------
                                                                                      993,015                     879,651
-------------------------------------------------------------------------------------------------------------------------
   Investment securities available-for-sale, at market value                        7,798,028                   8,070,662
   Investment securities held-to-maturity, at amortized cost                          240,763                     285,829
   Trading account securities, at market value                                        277,869                     163,645
   Loans held-for-sale, at lower of cost or market                                    910,615                     682,455
-------------------------------------------------------------------------------------------------------------------------
   Loans                                                                           17,042,433                  15,908,554
      Less - Unearned income                                                          320,774                     353,322
             Allowance for loan losses                                                326,630                     295,177
-------------------------------------------------------------------------------------------------------------------------
                                                                                   16,395,029                  15,260,055
-------------------------------------------------------------------------------------------------------------------------
   Premises and equipment                                                             390,324                     401,975
   Other real estate                                                                   29,257                      21,494
   Customers' liabilities on acceptances                                                1,953                       1,904
   Accrued income receivable                                                          189,863                     200,638
   Other assets                                                                       423,396                     401,123
   Intangible assets                                                                  263,302                     287,436
-------------------------------------------------------------------------------------------------------------------------
                                                                                 $ 28,530,426                $ 27,230,263
=========================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES:
   Deposits:
     Non-interest bearing                                                        $  3,045,604                $  2,945,057
     Interest bearing                                                              12,954,632                  11,612,821
-------------------------------------------------------------------------------------------------------------------------
                                                                                   16,000,236                  14,557,878
   Federal funds purchased and securities sold under agreements
    to repurchase                                                                   3,978,199                   5,236,644
   Other short-term borrowings                                                      3,164,520                   3,444,129
   Notes payable                                                                    2,329,985                   1,434,429
   Acceptances outstanding                                                              1,953                       1,904
   Other liabilities                                                                  480,168                     443,707
-------------------------------------------------------------------------------------------------------------------------
                                                                                   25,955,061                  25,118,691
-------------------------------------------------------------------------------------------------------------------------
   Subordinated notes                                                                 125,000                     125,000
-------------------------------------------------------------------------------------------------------------------------
   Preferred beneficial interest in Popular North America's junior subordinated deferrable interest debentures guaranteed by the
    Corporation                                                                       150,000                     150,000
-------------------------------------------------------------------------------------------------------------------------
Minority interest in consolidated subsidiaries                                            908                         838
-------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY:
   Preferred stock                                                                    100,000                     100,000
   Common stock                                                                       831,932                     829,729
   Surplus                                                                            266,525                     249,238
   Retained earnings                                                                1,011,473                     823,418
   Treasury stock, at cost                                                            (66,136)                    (66,214)
   Accumulated other comprehensive income (loss), net of tax                          155,663                    (100,437)
-------------------------------------------------------------------------------------------------------------------------
                                                                                    2,299,457                   1,835,734
-------------------------------------------------------------------------------------------------------------------------
                                                                                 $ 28,530,426                $ 27,230,263
=========================================================================================================================

Consolidated Statements of Income

                                                                     Quarter ended                        Nine months ended
                                                                      September 30,                          September 30,
Dollars in thousands, except per share information               2001               2000                2001              2000
---------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME:
   Loans                                                     $ 392,801         $   414,677         $ 1,178,207         $1,183,634
   Money market investments                                     10,350              18,187              38,682             45,743
   Investment securities                                       110,095             125,109             362,397            351,863
   Trading account securities                                    3,736               3,201              11,554             10,509
---------------------------------------------------------------------------------------------------------------------------------
                                                               516,982             561,174           1,590,840          1,591,749
---------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE:
   Deposits                                                    130,254             140,811             394,053            392,684
   Short-term borrowings                                        72,664             139,757             276,275            356,266
   Long-term debt                                               40,644              31,750             125,857            105,787
---------------------------------------------------------------------------------------------------------------------------------
                                                               243,562             312,318             796,185            854,737
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                            273,420             248,856             794,655            737,012
Provision for loan losses                                       55,259              49,666             154,755            148,398
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses            218,161             199,190             639,900            588,614
Service charges on deposit accounts                             37,537              32,558             108,505             93,612
Other service fees                                              59,643              57,493             175,736            160,302
Gain (loss) on sale of securities                                1,249                 147                (613)            13,740
Trading account profit                                             777                 259                 149              1,617
Loss  on derivatives                                            (8,140)                 --              (7,119)                --
Other operating income                                          26,293              29,581              76,014             75,779
---------------------------------------------------------------------------------------------------------------------------------
                                                               335,520             319,228             992,572            933,664
---------------------------------------------------------------------------------------------------------------------------------
OPERATING EXPENSES:
Personnel costs:
   Salaries                                                     82,080              78,104             238,742            233,999
   Profit sharing                                                3,986               5,197              13,101             14,897
   Pension and other benefits                                   21,542              17,078              67,402             52,918
---------------------------------------------------------------------------------------------------------------------------------
                                                               107,608             100,379             319,245            301,814
Net occupancy expenses                                          17,974              17,610              52,895             50,346
Equipment expenses                                              24,148              25,294              72,850             73,807
Other taxes                                                      9,135               8,507              27,754             25,423
Professional fees                                               17,247              15,602              48,521             50,107
Communications                                                  12,181              11,661              36,153             34,497
Business promotion                                              13,414               9,694              37,118             36,353
Printing and supplies                                            4,269               5,351              13,078             15,836
Other operating expenses                                        17,525              17,289              53,645             51,952
Amortization of intangibles                                      6,858               8,829              20,594             25,958
---------------------------------------------------------------------------------------------------------------------------------
                                                               230,359             220,216             681,853            666,093
---------------------------------------------------------------------------------------------------------------------------------
Income before income tax, minority interest and
  cumulative effect of accounting changes                      105,161              99,012             310,719            267,571
Income tax                                                      27,952              27,662              82,440             68,103
Net loss (gain) of minority interest                                 7                 (58)                 19              1,136
---------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of accounting changes           77,216              71,292             228,298            200,604
Cumulative effect of accounting changes, net of tax                 --                  --                 686                 --
---------------------------------------------------------------------------------------------------------------------------------

NET INCOME                                                   $  77,216         $    71,292         $   228,984         $  200,604
---------------------------------------------------------------------------------------------------------------------------------

NET INCOME APPLICABLE TO COMMON STOCK                        $  75,129         $    69,205         $   222,722         $  194,342
---------------------------------------------------------------------------------------------------------------------------------

EARNINGS PER COMMON SHARE (BASIC AND DILUTED) (BEFORE
   AND AFTER CUMULATIVE EFFECT OF ACCOUNTING CHANGES)        $    0.55         $      0.51         $      1.63         $     1.43
---------------------------------------------------------------------------------------------------------------------------------

Subsidiaries
Central Office

  Popular Center
  209 Munoz Rivera Avenue
  San Juan, Puerto Rico 00918
  Telephone: (787) 765-9800

Banco Popular de Puerto Rico

  Puerto Rico Office
  Popular Center
  209 Munoz Rivera Avenue
  San Juan, Puerto Rico 00918
  Telephone: (787) 765-9800
  Virgin Islands Office
  193 Estate Altona & Welgunst
  St. Thomas, Virgin Islands 00802
  Telephone: (340) 693-2777

Banco Popular North America

  4000 West North Avenue
  Chicago, Illinois 60639
  Telephone: (773) 772-8600

Banco Popular, National Association

  8523 Commodity Circle
  Suite 100
  Orlando, Florida 32819
  Telephone: (407) 370-7800

ATH Costa Rica / CreST, S.A.

  Tournon Neighborhood, accross to
  newspaper La Republica,
  ATH Building
  San Jose, Costa Rica
  Telephone: (506) 257-9011

GM Group, Inc.

  1590 Ponce de Leon Avenue
  San Juan, Puerto Rico 00926
  Telephone: (787) 751-4343

Equity One, Inc.

  Marlton Crossing Office Park
  400 Lippincott Drive
  Marlton, New Jersey 08053
  Telephone: (856) 396-2600

Popular Mortgage, Inc.

  268 Ponce de Leon Avenue
  San Juan, Puerto Rico 00918
  Telephone: (787) 753-0245

Levitt Mortgage

  Galeria San Patricio
  B-5 Tabonuco St.
  Suite 207
  Guaynabo, Puerto Rico 00968
  Telephone: (787) 749-8787

Popular Auto, Inc.

  M-1046 Federico Costa St.
  Tres Monjitas Industrial
    Development
  San Juan, Puerto Rico 00903
  Telephone: (787) 751-4848

Popular Leasing, USA

  16296 Westwood
  Business Parkdrive
  Ellisville, Missouri 63021
  Telephone: (609) 273-1119

Popular Finance, Inc.

  10 Salud Street
  El Senorial Condominium
  Suite 613
  Ponce, Puerto Rico 00731
  Telephone: (787) 844-2860

Popular Cash Express, Inc.

  6200 North Hiawatha
  Suite 200
  Chicago, Illinois 60646
  Telephone: (773) 205-8300

Popular Securities, Inc.

  Popular Center
  209 Munoz Rivera Avenue
  Suite 1020
  San Juan, Puerto Rico 00918
  Telephone: (787) 766-4200

Popular Insurance, Inc.

  9 Pedro Marquez Street
  Culebra, Puerto Rico 00735
  Telephone: (787) 742-0255